Exhibit 12



                        PXRE CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED

             CHARGES AND RATIO OF CONSOLIDATED EARNINGS TO COMBINED

                      FIXED CHARGES AND PREFERRED DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                            Year ended December 31,
                                                   -----------------------------------------------------------------
                                                        1997          1996         1995          1994         1993
                                                        ----          ----         ----          ----         ----
Net income                                           $ 44,253      $ 33,301     $ 39,786      $ 34,829     $ 22,645
Equity in earnings of TREX                                  0        (3,898)      (5,948)       (4,141)         (84)
                                                   -----------   -----------  -----------  ------------  -----------
Income before equity in earnings of TREX               44,253        29,403       33,838        30,688       22,561
Income taxes                                           22,198        15,644       18,189        15,700       11,008
                                                   -----------   -----------  -----------  ------------  -----------
                                                     $ 66,451      $ 45,047     $ 52,027      $ 46,388     $ 33,569
Fixed charges:
Interest expense                                       11,508         6,957        7,143         7,789        2,740
Appropriated portion (1/3) of rentals                     378           365          397           308          279
                                                   -----------   -----------  -----------  ------------  -----------
  Total fixed charges                                  11,886         7,322        7,540         8,097        3,019
                                                   -----------   -----------  -----------  ------------  -----------
Earnings before income taxes and fixed charges       $ 78,337      $ 52,369     $ 59,567      $ 54,485     $ 36,588
                                                   -----------   -----------  -----------  ------------  -----------
Preferred dividend requirements                     $       0      $      0     $    599      $  2,005    $   2,056
                                                   -----------   -----------  -----------  ------------  -----------
Ratio of pre-tax income to net income                    1.50          1.53         1.54          1.51         1.49
                                                   -----------   -----------  -----------  ------------  -----------
Preferred dividend factor                           $       0      $      0     $    922     $   3,028    $    3,063
Total fixed charges                                    11,886         7,322        7,540         8,097         3,019
                                                   -----------   -----------  -----------  ------------  -----------
Total fixed charges and preferred dividends          $ 11,886     $   7,322     $  8,462     $  11,125    $    6,082
                                                   -----------   -----------  -----------  ------------  -----------
Ratio of earnings to fixed charges                       6.59          7.15         7.90          6.73         12.12
                                                   -----------   -----------  -----------  ------------  -----------
Ratio of earnings to combined fixed charges and
   preferred dividends                                   6.59          7.15         7.04          4.90         6.02
                                                   -----------   -----------  -----------  ------------  -----------
Deficiency in ratio
Deficiency in combined ratio